Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

May 23, 2013	For more information:
Linda Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Highlights:

•	Diluted earnings per share of $0.33 compared to $0.25 last year.

•	Net income of $14.7 million increases 35.6 percent.

•	Comparable store sales up 1.2 percent.

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the first quarter ended May 4, 2013.

Overview of Results

Net income for the first quarter of 2013 was $14.7 million or $0.33 per diluted share compared to net income of $10.8 million or $0.25 per diluted share in 2012. EBITDA for the first quarter increased 29.3 percent to $31.2 million compared to $24.1 million in 2012 (see Note 1).

Total sales for the first quarter of 2013 increased 3.8 percent to $321.4 million, while comparable store sales increased 1.2 percent.

“We ended the quarter strongly with an 8.0 percent comp sales increase in April and a positive comp for the quarter, despite a slow start caused by colder than normal weather and the Easter calendar shift,” said Jay Stein, Chief Executive Officer. “Our increased sales and a higher gross profit rate leveraged against relatively flat expenses drove our substantially higher earnings.”

Comments on Results

Gross profit for the first quarter increased to $97.9 million or 30.5 percent of sales from $91.9 million or 29.7 percent of sales in 2012. The increase in gross profit was due to increased sales and an increase in the gross profit rate which was primarily the result of lower markdowns.

Selling, general and administrative (“SG&A”) expenses for the first quarter were $73.6 million or 22.9 percent of sales compared to $72.9 million or 23.6 percent of sales in 2012. The slight increase in SG&A expenses was primarily due to higher depreciation expense and $0.7 million of additional professional fees associated with our restatement, partially offset by various other cost reductions.

The effective tax rate was 39.6 percent for the first quarter of 2013 compared to 42.7 percent in 2012. Last year’s rate was higher primarily due to non-deductible expenses associated with our post-retirement life insurance benefit that was discontinued during the fourth quarter of 2012.

Exhibit 99.1

Balance Sheet Highlights

Cash at year end of the first quarter was $83.9 million, after paying a dividend of $43.8 million at the end of 2012, compared to $116.7 million at the end of the first quarter of 2012. We have not borrowed on our credit facility since the beginning of 2009.

Inventories were $278.4 million at the end of the first quarter of 2013 compared to $262.8 million at the end of the first quarter last year. Inventories were higher than last year to support our higher sales.

Store Network

The Company operated 262 Stein Mart stores at the end of the first quarter of 2013 and 263 stores at the end of the first quarter last year. During the quarter, we relocated two stores and closed one store. We expect to open four new stores, relocate two stores and close two stores during the second half of the year.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of Form 10-Q for the fiscal quarter ended May 4, 2013 with the SEC, and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s first quarter results will be held at 10 a.m. ET today, Thursday, May 23, 2013. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through June 30, 2013.

Investor Presentation

Stein Mart’s first quarter 2013 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	consumer sensitivity to economic conditions

•	competition in the retail industry

•	changes in consumer preferences and fashion trends

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current and potential landlords

•	ability to successfully implement strategies to exit under-performing stores

•	extreme and/or unseasonable weather conditions

•	adequate sources of merchandise at acceptable prices

•	dependence on certain key personnel and ability to attract and retain qualified employees

•	increases in the cost of employee benefits

Exhibit 99.1

•	disruption of the Company’s distribution process

•	information technology failures

•	acts of terrorism

•	material weaknesses in internal control over financial reporting

•	other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

Note 1 (EBITDA)

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Exhibit 99.1

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	May 4, 2013	February 2, 2013	April 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$83,946	$67,233	$116,723
Inventories	278,435	243,345	262,780
Prepaid expenses and other current assets	18,007	22,855	21,050

Total current assets	380,388	333,433	400,553
Property and equipment, net	132,335	131,570	113,856
Other assets	26,603	26,706	22,887

Total assets	$539,326	$491,709	$537,296

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$165,629	$130,972	$149,650
Accrued expenses and other current liabilities	65,755	66,109	74,189

Total current liabilities	231,384	197,081	223,839
Other liabilities	58,235	60,594	55,108

Total liabilities	289,619	257,675	278,947

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock—$.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock—$.01 par value; 100,000,000 shares authorized; 43,825,455, 43,808,485 and 43,295,411 shares issued and outstanding, respectively	438	438	433
Additional paid-in capital	18,470	17,491	13,107
Retained earnings	231,266	216,574	246,219
Accumulated other comprehensive loss	(467)	(469)	(1,410)

Total shareholders’ equity	249,707	234,034	258,349

Total liabilities and shareholders’ equity	$539,326	$491,709	$537,296

Exhibit 99.1

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended
	May 4, 2013	April 28, 2012
Net sales	$321,364	$309,708
Cost of merchandise sold	223,419	217,844

Gross profit	97,945	91,864
Selling, general and administrative expenses	73,563	72,907

Operating income	24,382	18,957
Interest expense, net	61	46

Income before income taxes	24,321	18,911
Income tax expense	9,629	8,078

Net income	$14,692	$10,833

Net income per share:
Basic	$0.34	$0.25

Diluted	$0.33	$0.25

Weighted-average shares outstanding:
Basic	42,814	42,712

Diluted	43,262	42,752

Exhibit 99.1

Stein Mart, Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands)

	13 Weeks Ended	13 Weeks Ended
	May 4, 2013	April 28, 2012
Net income	$14,692	$10,833
Other comprehensive income, net of tax:
Change in post-retirement benefit obligations	2	9

Comprehensive income	$14,694	$10,842

Exhibit 99.1

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	13 Weeks Ended	13 Weeks Ended
	May 4, 2013	April 28, 2012
Cash flows from operating activities:
Net income	$14,692	$10,833
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,812	5,167
Share-based compensation	1,362	729
Store closing charges	(176)	146
Loss on disposal of property and equipment	120	96
Deferred income taxes	1,865	(688)
Tax deficiency from equity issuances	(389)	(667)
Excess tax benefits from share-based compensation	(24)	(33)
Changes in assets and liabilities:
Inventories	(35,090)	(43,948)
Prepaid expenses and other current assets	2,336	13,352
Other assets	103	(318)
Accounts payable	34,657	43,587
Accrued expenses and other current liabilities	329	6,590
Other liabilities	(826)	552

Net cash provided by operating activities	25,771	35,398

Cash flows from investing activities:
Acquisition of property and equipment	(7,697)	(9,120)

Net cash used in investing activities	(7,697)	(9,120)

Cash flows from financing activities:
Capital lease payments	(1,391)	(1,415)
Excess tax benefits from share-based compensation	24	33
Proceeds from exercise of stock options and other	14	13
Repurchase of common stock	(8)	(2,239)

Net cash used in financing activities	(1,361)	(3,608)

Net increase in cash and cash equivalents	16,713	22,670
Cash and cash equivalents at beginning of year	67,233	94,053

Cash and cash equivalents at end of period	$83,946	$116,723